Exhibit 10.1

MODIFICATION OF EMPLOYMENT AGREEMENT

Modification of Employment Agreement (this “Modification”), dated as of December 16, 2019, between Catasys, Inc. (“Employer”), a Delaware corporation, and Christopher Shirley (“Employee,” together with Employer, the “Parties” and, each, a “Party”), an individual.

WHEREAS, Employee is employed by Employer pursuant to a certain Employment Agreement entered into as of May 16, 2017 (the “Employment Agreement”);

WHEREAS, Employer and Employee desire to modify the terms of the Employment Agreement pursuant to the terms of this Modification;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of their mutual covenants and agreements contained herein, the Parties agree as follows:

1.         Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed to them in the Employment Agreement.

2.       Increase of Base Salary. Section 3.2 of the Employment Agreement shall remain in effect pursuant to its terms, except that, as of December 16, 2019, Employee’s base salary shall be increased to the annual rate of three hundred forty-five thousand dollars ($345,000).

3.         Stock Option Grant. The following provision shall be added as a new Section 3.4(c) of the Employment Agreement:

(c)     Employee shall receive a qualified incentive stock option to purchase 65,000 shares of Employer’s common stock (the “Option”), par value $.0001 per share, with a per share exercise price equal to the Fair Market Value (as defined by the Plan) thereof on the date the Option is granted, under and subject to all of the provisions of Employer’s 2017 Stock Incentive Plan (the “Plan”) and applicable award agreement, upon and subject to approval by the Compensation Committee of Employer’s Board of Directors.  The Option will vest in 25 equal monthly installments (corresponding to 2,600 shares each) beginning on December 19, 2019 and ending on December 19, 2021, all according to the terms of the Plan and applicable award agreement.  Except as otherwise set forth herein or in the Plan and applicable award agreement, vesting of the Option will cease upon the termination of Employee’s employment with Employer for any reason.

4.         Dispute Resolution. Sections 10.7 and 10.8 of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

10.7     Venue. Any dispute regarding this Agreement or Employee’s employment with Employer or the termination thereof shall be exclusively resolved by binding arbitration pursuant to the arbitration agreement between the Parties, if any. In the absence of any such arbitration agreement, any such dispute shall be exclusively resolved in a federal or state court in Los Angeles, California.

10.8     [Intentionally deleted.]

5.         Section 409A. The following shall be added as a new Section 10.16 of the Employment Agreement:

10.16     Section 409A Compliance.

(a)     This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”), and, to the extent practicable, this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Terms used in this Agreement shall have the meanings given such terms under Section 409A if, and to the extent required, in order to comply with Section 409A.

(b)     For purposes of amounts payable under this Agreement, the termination of employment shall be deemed to be effective upon “separation from service” with Employer, as defined under Section 409A and the guidance issued thereunder. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A.

(c)     Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid additional taxes and interest charged under Section 409A, if any of Employer’s stock is publicly traded and Employee is deemed to be a “specified employee” as determined by Employer for purposes of Section 409A, Employee agrees that any non-qualified deferred compensation payments due to him under this agreement in connection with a termination of employment that would otherwise have been payable at any time during the six (6)-month period immediately following such termination of employment shall not be paid prior to, and shall instead be payable in a lump sum on the first day of the seventh (7th) month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death).

(d)     Neither Employer nor Employee shall have the right to accelerate or defer the delivery of, offset or assign any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, except to the extent specifically permitted or required by Section 409A of the Code.

(e)     If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(f)     Notwithstanding the foregoing, the tax treatment of the payments and benefits provided under this Agreement is not warranted or guaranteed. To the extent that this Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, neither Employer, nor the Board, nor any member of its Compensation Committee, nor any of their successors shall be liable to Employee or to any other person for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A or for reporting in good faith any amounts as subject thereto.

6.         No Other Modifications. Other than as set forth in Sections 2 through , there are no further modifications of the Employment Agreement. As so modified, the Employment Agreement shall remain in full force and effect pursuant to its terms.

7.       Counterparts. This Modification may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies, electronically scanned copies and other facsimiles of this Modification (including such signed counterparts) may be used in lieu of the originals for any purpose.

IN WITNESS WHEREOF, the Parties have executed and delivered this Modification as of the date first above written.

CATASYS, INC.

By:	/s/ Terren Peizer	/s/ Christopher Shirley
	Name: Terren Peizer	Christopher Shirley
	Title: Chief Executive Officer	Chief Financial Officer

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